EXHIBIT 99.1

ADHEREX ANNOUNCES results from two Sodium Thiosulfate phase 3
STUDIES PRESENTed AT the 50TH AMERICAN SOCIETY OF CLINICAL
ONCOLOGY (asco) MEETING

-COG STUDY ACCL0431 meets primary endpoint for prevention of cisplatin-induced hearing loss in children

-SIOPEL 6 Data Monitoring Committee recommends continuation of study after safety review of 80 standard risk hepatoblastoma patients

Research Triangle Park, NC — June 2, 2014 – Adherex Technologies, Inc. (TSX: AHX, OTC: ADHXF) today announced the results on the two Sodium Thiosulfate (STS) Phase III studies presented at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois.

COG ACCL0431

David Freyer, DO, MS, Children’s Hospital Los Angeles, COG ACCL0431 Study Chair, presented, “The Effects of Sodium Thiosulfate (STS) on Cisplatin-induced Hearing Loss: A Report from the Children’s Oncology Group,” in an oral presentation on June 1, 2014.

Study Design

COG Study ACCL0431, “A Randomized Phase III Study of Sodium Thiosulfate for the Prevention of Cisplatin-Induced Ototoxicity in Children,” finished enrollment of 131 patients in Q1 2012. The patients had been previously diagnosed with childhood cancers.

The primary endpoint was to evaluate the efficacy of STS for prevention of hearing loss in children receiving cisplatin chemotherapy (hypothesis: 50% relative reduction in hearing loss)

Secondary endpoints included:

•	Compare change in mean hearing thresholds

•	Compare incidence of other Grade 3/4 toxicities (renal and hematological)

•	Monitor Event Free Survival (EFS) and Overall Survival (OS) in two groups

Preliminary Results

126 eligible subjects were enrolled with germ cell tumor (32), osteosarcoma (30), neuroblastoma (26), medulloblastoma (26), hepatoblastoma (7) or other (5). Of these 104 subjects (64 male and 29 <5 years old) were evaluable for the primary endpoint.

Subjects were randomized either to no treatment (control) or treatment with STS 16 grams/m2 IV over 15 minutes 6 hours after each cisplatin dose. Hearing was measured using standard audiometry for age and data were reviewed centrally using American Speech-Language-Hearing Association criteria.

The proportion of subjects with hearing loss assessed at 4 weeks post the final cisplatin dose (primary endpoint) and EFS/OS (log-rank test, 2-year cumulative estimates and Cox proportional hazards model) were compared between the two groups.

•	The proportion of hearing loss for STS vs. Control was 28.6% (14/49) vs. 56.4% (31/55), respectively (p=0.004).

•	Including all 126 subjects at median post-enrollment follow-up of 2.9 years for censored patients, EFS for STS vs. Control was 61.2% vs. 69.9% (p=0.31); OS was 77.0% vs. 88.9% (p=0.029).

A subset analysis by extent of disease determined post hoc was performed:

•	For subjects with localized disease, EFS for STS (N=40) vs. Control (N=38) was 72.5% vs. 68.3% (p=0.94); HR (hazard ratio) 1.03 (p=0.94); OS was 89.0% vs. 89.5% (p=0.48); HR 1.58 (p=0.48).

•	For those with disseminated (metastatic) disease, EFS for STS (N=21) vs. Control (N=26) was 41.6% vs. 72.5% (p=0.085); HR 2.13 (p=0.092); OS was 55.9% vs. 88.1% (p=0.011); HR 3.97 (p=0.019).

Preliminary Conclusions

•	STS protects against cisplatin-induced hearing loss in children, especially for those < 5 years old.

•	In this study, use of STS did not result in lower EFS/OS in patients with localized disease. However, the lower survival among those with disseminated disease raises the concern of a tumor protective effect when STS is administered on this dose and schedule.

 "Cisplatin-induced hearing loss seriously diminishes quality of life by causing hearing loss in many childhood cancer survivors and impairing their speech, general learning, social development, and confidence,” stated Dr. Freyer, “The Children's Oncology Group is pleased to have successfully completed the first pediatric cooperative group clinical trial solely focused on finding a safe and effective means for preventing cisplatin-induced hearing loss. We appreciate the commitment Adherex has made to supporting this research and preserving quality of life in this group of long-term survivors."

SIOPEL 6

Edward A. Neuwelt, M.D., Professor at Oregon Health & Science University presented the ongoing safety results from SIOPEL 6 on behalf of the SIOPEL 6 investigators and support team in a poster on June 2, 2014.

Study Design

SIOPEL 6 study, “A Multicenter Open Label Randomized Phase III Trial of the Efficacy of Sodium Thiosulfate in Reducing Ototoxicity in Patients Receiving Cisplatin Chemotherapy for Standard Risk Hepatoblastoma,” is being conducted by The International Childhood Liver Tumour Strategy Group, SIOPEL. The study was initiated in October 2007 and has enrolled 105 out of a planned 115 patients (to achieve 102 evaluable). Interim efficacy results on response to chemotherapy are evaluated after every 20 patients and reviewed by the Independent Data Monitoring Committee (IDMC).

The primary objectives of the study are:

▪	To assess the efficacy of STS to reduce the hearing impairment caused by cisplatin

▪	To carefully monitor any potential impact of STS on response to cisplatin and survival

The primary endpoint of the study is centrally reviewed absolute hearing threshold, at the age of ≥3.5 yrs, by pure tone audiometry, graded by Brock criteria.

Methods

▪	Newly diagnosed patients with standard risk hepatoblastoma are treated with 4 chemotherapy courses every 2 weeks before surgery and 2 courses after surgery.

▪	Patients are randomly assigned to receive cisplatin alone or cisplatin followed by STS. Cisplatin 80 mg/m2 is administered i.v. over 6 hrs.

▪	STS is administered i.v. exactly 6 hrs after stop of cisplatin over 15 minutes at 20g/m2.

Interim Safety Results

The Independent Data Monitoring Committee (IDMC) reviewed the efficacy results of the trial after 20, 40, 60, and 80 patients to assess and rule out any potential concern of an adverse effect of STS on the efficacy of the cisplatin chemotherapy. The IDMC recommends the continuation of the trial according to protocol.

“These results from David Freyer et al are extremely encouraging for the SIOPEL 6 study. SIOPEL 6 is a Phase III randomised trial looking at STS otoprotection in cisplatin treated patients with standard risk hepatoblastoma where the disease is localised, where there is a tumour marker to follow response to treatment, and where survival is over 90%,” stated Penelope Brock, MD, PhD, FRCPCH, International Chair of SIOPEL 6, "The average age at diagnosis is 18 months and these children receive cisplatin monotherapy and surgery. The majority of these children fall into the group <5 yrs at diagnosis where they are likely to be cured with cisplatin alone and surgery but they sustain bilateral permanent hearing loss for life. Following the safety analysis of the first 80 patients on the SIOPEL 6 trial the IDMC advises continuation of the trial. Therefore if the otoprotection from STS is as good as in the trial presented by Freyer et al then the SIOPEL 6 results are likely to be very encouraging indeed. It is particularly in children with a good prognosis and localised disease where cisplatin is the most effective chemotherapy that we need to be testing otoprotective drugs.”

“We wish to thank Drs. Freyer, Brock, and Neuwelt, and all of the participating investigators, support teams and families for their commitment to completing these studies,” stated Mr. Rosty Raykov, Chief Executive Officer of Adherex, “We believe the COG results combined with the ongoing safety results from SIOPEL 6 are encouraging for the use of STS in children with localized disease.”

Adherex plans to discuss the regulatory filing strategy for a New Drug Application (NDA) with the FDA during the second half of 2014.

Conference Call

Adherex will host a conference call at 3:00 p.m. Eastern Time (2:00 pm Central Time) today to discuss the ASCO results.

Monday, June 2, 2014 @ 3pm Eastern Time

Toll Free:	877-407-0784
International:	201-689-8560
Webcast:	http://public.viavid.com/player/index.php?id=109338

Replays Available through June 16, 2014:

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Passcode:	13583100

About Sodium Thiosulfate (STS)

STS is currently FDA-approved as an antidote for cyanide poisoning. Adherex has licensed from Oregon Health & Science University intellectual property rights for the use of STS as a chemoprotectant, and are developing STS as a protectant against the hearing loss often caused by platinum-based anti-cancer agents in children. Preclinical and clinical studies conducted by Oregon Health & Science University and others have indicated that STS can effectively reduce the incidence of hearing loss caused by platinum-based anti-cancer agents. Adherex has received Orphan Drug Designation in the United States for the use of STS in the prevention of platinum induced ototoxicity in pediatric patients.

Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent and often severely disabling. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit.

Forward Looking Statements
Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2013. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144